Exhibit 10.13

Dated           [                                 ]

[                                                        ]

-and-

GOLAR MANAGEMENT (UK) LIMITED

MANAGEMENT AGREEMENT

relating to “[                   ]”

CONTENTS

1	INTERPRETATION	1

2	APPOINTMENT	1

3	DUTIES OF MANAGER	2

4	MANAGEMENT	2

5	EMPLOYMENT OF AGENTS AND SUB-CONTRACTORS	3

6	ANCILLARY MANAGEMENT SERVICES	4

7	INSURANCE	4

8	ACCOUNTS	5

9	TERMINATION	5

10	REMUNERATION	5

11	MANAGEMENT EXPENSES	6

12	INDEMNITY AND LIMITATION OF LIABILITY	7

13	PROPER LAW; THIRD PARTIES	7

14	ARBITRATION	8

15	NOTICES	8

SCHEDULE 1		10

SCHEDULE 2		11

THIS AGREEMENT is made as of [                                 ]

BY and BETWEEN

(1)                                 [                                 ], a company incorporated in [                                 ] whose registered office is at [                                 ] (the “Owner”); and

(2)                                  GOLAR MANAGEMENT (UK) LIMITED, a company registered in England and Wales with Company No. 4396172 whose registered office is 30 Marsh Wall, London E14 9TP (the “Manager”)

WHEREAS:

(A)                              the Owner is or is to be the owner or disponent owner of the Ship (as hereinafter defined);

(B)                                it is the intention of the parties that the Manager shall be entrusted with the management of the Ship and that the Manager shall further provide the Owner with certain other management services subject always to the overriding supervision and authority of the Owner.

NOW IT IS HEREBY AGREED as follows:

1                                         INTERPRETATION

1.1                               In this Agreement, unless the context otherwise requires:

“associated company” means any company which is for the time being a subsidiary of the Manager or a holding company of the Manager or a subsidiary of such a holding company or any other company effectively under the same management and control as the Manager;

“Dollars” and “$” means the lawful currency for the time being of the United States of America;

“Reserved Matters” means each of the matters set out in schedule 2, authority to decide which is explicitly reserved to the Owner; and

“the Ship” means the Ship referred to in schedule 1 or any other ship subsequently acquired or bareboat chartered by the Owner, commercial and /or other management of which is entrusted to the Manager on the terms set out in this Agreement.

1.2                               References to clauses and schedules are to clauses of and schedules to this Agreement and headings shall be ignored in interpreting this Agreement.

2                                         APPOINTMENT

2.1                              The Owner hereby confirms the appointment of the Manager and the Manager hereby confirms its agreement to act as manager of the Ship and, at the request of the Owner (but subject to the Manager’s approval of such request), to provide services to the

Owner as from the delivery of the Ship to the Owner upon the terms hereinafter set forth.

3              DUTIES OF MANAGER

3.1          The Manager undertakes to use its best endeavours:

(a)                                  to manage the Ship on behalf of the Owner in accordance with sound commercial and technical ship management practice and, so far as reasonably practicable, in accordance with the policies and instructions from time to time communicated to the Manager by the Owner; and

(b)                                 to protect and promote the interests of the Owner in all matters relating to the efficient trading operation and commercial management of the Ship,

Provided however that the Manager:

(i)                                     shall have no power to take any decision on, or to implement any steps necessary to give effect to, any Reserved Matter without the prior written approval of the Owner (although the Manager is authorised and empowered to, and will at the Owner’s request, make submissions to the Owner as to the advisability or otherwise of any proposal or opportunity relating to any Reserved Matter);

(ii)                                  shall not be required so to exercise its powers hereunder as to give preference in any respect to the Owner;

(iii)                               shall not be restricted from carrying on or (whether as managers or otherwise) being concerned or interested in carrying on any business which is or may be similar to or competitive with the business presently or at any time carried on by the Owner; and

(iv)                              shall not be answerable for the consequences of any decision or exercise of judgement taken or made in the exercise of its powers hereunder which was taken or made honestly and in good faith.

4                                         MANAGEMENT

4.1                               The Manager shall use its best endeavours to provide (or procure that the other persons appointed pursuant to clause 5.1(b) shall provide) the management services specified hereunder and the Manager shall, subject always to proviso (i) to clause 3.1, have power in the name of the Owner or otherwise on the Owner’s behalf to do all things which it or they may deem to be expedient or necessary for the provision of the said services or otherwise in relation to the proper and efficient commercial management of the Ship:

(a)                                  arranging for the supervision of the maintenance, survey and repair of the Ship as required for the purpose of classification and to keep the Ship in good and efficient condition;

(b)                                the provision of all applicable documentation and compliance with all applicable regulations that may be required from time to time including, but not limited to, all classification, statutory and IMO documentation and regulations;

(c)                                  engagement and provision of crews (masters, officers, cadets and ratings) and attendance to all matters pertaining to discipline, wages and wage negotiations labour relations, welfare and amenities of such crews;

(d)                                 arrangement for victualling and storing of the Ship and placing of contracts relative thereto;

(e)                                  arrangement of bunker, fuel and lubricating oil contracts for the Ship;

(f)                                    the appointment of agents and sub-agents for the Ship;

(g)                                 arrangement for the loading and discharging of the Ship;

(h)                                 control and management of inventories of spare parts, lube oils, bunkers, other fuel supplies and provisions;

(i)                                     the giving of instructions to the master and officers of the Ship;

(j)                                     arrangement of all insurances in connection with the Ship (including hull, machinery, freights, earnings and disbursements) against usual marine and war risks;

(k)                                  arrangements for entry of the Ship in protection and indemnity, defence and other such associations;

(l)                                     handling and settling all insurance, average, salvage and other claims in connection with the Ship;

(m)                               receipt and collection on behalf of the Owner of all hire, freight revenue or other monies of whatsoever kind to which the Owner may from time to time be entitled arising out of the employment of or otherwise in connection with the Ship;

(n)                                 seeking employment for the Ship and negotiating and administering charter parties or other contracts relating to the employment thereof and advice and instructions to masters relating to the interpretation of charterparties and all matters relating thereto;

(o)                                 seeking, negotiating (including any security required in connection therewith) and administering (including hedging currency or interest exposure) any loan or other financing required or requested by the Owner in connection with the Ship (including any security required in connection therewith);

(p)                                 negotiating contracts for the technical management and crewing of the Ship; and

(q)                                 payment on behalf of the Owner of all expenses incurred in and about provision of the foregoing services or otherwise in relation to the proper and efficient management of the Ship Provided however that the Manager shall not be obliged to (but may at its discretion) pay any such expense unless and until the Manager shall have received from the Owner an amount equivalent thereto pursuant to the provisions of clause 11.2(a) or shall have sufficient funds available to pay such expense from any float fund established pursuant to clause 11.5.

5                                         EMPLOYMENT OF AGENTS AND SUB-CONTRACTORS

5.1                               The Manager shall (without prejudice to the generality of the powers vested in it as aforesaid) be entitled (but not bound):

(a)                                  to employ on behalf of the Owner any such agents or ship or insurance brokers as it may deem fit with liberty to appoint any associated company in any such capacity;

(b)                                 to employ on behalf of the Owner consultants and other experts to supervise or advise in relation to the trading operation, commercial and technical management of the Ship;

(c)                                  if instructed by the Owner, to bring or defend on behalf of the Owner actions suits or proceedings in connection with all matters hereby entrusted to the Manager; and

(d)                                 if instructed by the Owner, to obtain legal advice in relation to disputes or other matters affecting the interests of the Owner in respect of the Ship.

5.2                               The Manager shall (without prejudice to the generality of the powers vested in it as aforesaid) be entitled (but not bound), with the prior written approval of the Owner (which shall not be unreasonably withheld), to sub-contract any or all of the services specified in clauses 4.1 or 5.1 provided however that in the event of any such sub-contracting the Manager shall assume no responsibility for the due performance by the sub-contractor of any of the sub-contracted services so long as the Manager exercised reasonable care in appointing the sub-contractor.

6                                         ANCILLARY MANAGEMENT SERVICES

6.1                               The Manager shall if so required upon reasonable notice also provide (or procure that persons appointed pursuant to clause 5 shall provide) any or all of the following ancillary services, subject always to proviso (i) to clause 3.1 and to the parties hereto having first agreed in writing the terms governing the provision of such ancillary services and subject to such additional fee payable (and/or such other means of remuneration), if any, as may be agreed:

(a)                                  advising the Owner and consulting with shipbuilders and other contractors in relation to the design specification and contract terms of any proposed newbuilding;

(b)                                 supervising the construction, equipping and commissioning of any such newbuilding; and

(c)                                  undertaking specific work studies or other projects in connection with the Ship or in connection with the trading operations of the Ship or otherwise in connection with the Owner’s business or any contemplated development of its business.

7                                         INSURANCE

7.1                               The Manager shall ensure that in respect of any insurances to be effected by or through the Manager pursuant to clause 4.1 during the period of this Agreement:

(a)                                  the Ship is insured and kept insured at the Owner’s expense and upon such terms as may be stipulated in any relevant financing documents for the Ship for not less than its full market value against (i) fire and usual marine risks (including excess risks) (ii) war risks and (iii) protection and indemnity risks (including pollution risks and excess war protection and indemnity risks) on “full-entry” terms with first class insurance companies, underwriters, war risks and protection and indemnity associations;

(b)                                 the insurances on the Ship shall name the Manager and any relevant agent or sub-contractor as a co-insured but the Manager and relevant agent or sub-contractor shall not be under any liability in respect of any premiums or calls arising in connection with any such insurances.

8                                         ACCOUNTS

8.1                               The Manager shall keep proper books, records and accounts relating to the Ship, and the Owner’s affairs as relevant, and shall make the same available for inspection and audit on behalf of the Owner at such times as may be mutually agreed.

8.2                               The Manager shall agree budgets with the Owner and shall prepare and furnish to the Owner quarterly management statements and shall also furnish such other statements or reports as the Owner may from time to time reasonably require.

9                                         TERMINATION

9.1                               Subject to clause 9.2, the appointment of the Manager having commenced and taken effect as and from the delivery of the Ship to the Owner shall (subject as hereinafter provided) continue for a period of one year from that date and shall thereafter continue indefinitely unless and until determined by either party on or at any time after the date falling one year after the delivery of the Ship to the Owner giving to the other notice in writing to determine the same in which event the appointment shall determine upon the expiration of a period of 30 days from the date upon which such notice was given.

9.2                               Notwithstanding clause 9.1 without prejudice to the accrued rights hereunder of either party:

(a)                                  the Manager shall be entitled (but not bound) to terminate its appointment forthwith by notice in writing in any of the following events:

(i)                                     there is at any time no Ship whose management is governed by the terms of this Agreement and there is not then on order or under construction for the Owner a newbuilding which will upon delivery be entrusted to the management of the Manager; or

(ii)                                  any monies payable by the Owner under this Agreement shall not have been duly paid within 90 days of payment having been demanded in writing by the Manager; or

(iii)                               if (in the opinion of the Manager) this Agreement has for any reason whatsoever outside the control of the Manager become impossible to perform in such a manner as to enable the Manager properly to carry out the services (or any of them) hereby contracted for; and

(b)                                 either party may by notice in writing to the other forthwith terminate the appointment if a meeting be convened or any petition be presented or any order be made or resolution be passed for the winding up of the other and/or its holding company (otherwise than a winding up for the purposes of reconstruction or amalgamation) or if a receiver or administrative receiver be appointed of the undertaking or property of the other or if the other shall suspend payment or cease to carry on business or shall make any special arrangement of or composition with its creditors.

10                                  REMUNERATION

10.1                        The remuneration of the Manager for its services as Manager under this Agreement shall be as follows:

(a)                                  the Owner shall pay to the Manager a basic annual fee as established by separate letter agreement which shall be payable by equal quarterly installments in advance and be dealt with proportionately for any period less than a year; and

(b)                                 the remuneration shall commence to be earned as and from the date of the delivery of the Ship to the Owner and there shall be payable on the first day of the calendar month next following such commencement date the quarterly installment in respect of that calendar month plus the proportionate amount due in respect of the period from such commencement date to the day preceding such first day.

10.2                        The remuneration payable by the Owner under this Agreement shall be reviewed annually and shall be revised by mutual agreement between the parties.

11                                  MANAGEMENT EXPENSES

11.1                        Subject to clause 11.3 below, the Manager shall at its own expense provide all office accommodation, equipment, stationery and staff required for the provision of the services hereby contracted for.

11.2                        Subject to clause 11.1, the Owner shall (in addition to payment of the remuneration provided for in clause 10):

(a)                                  pay to the Manager on demand amounts equivalent to all disbursements and expenses of whatsoever kind which are to be incurred by the Manager or any relevant agent or sub-contractor directly or on behalf of the Owner in connection with the provision of the services hereby contracted for; and

(b)                                 reimburse the Manager in respect of all disbursements and expenses of whatsoever kind which are paid by the Manager in connection with the provision of the services hereby contracted for.

11.3                        Without prejudice to the generality of the foregoing the Owner shall pay and / or reimburse the Manager for:

(a)                                  expenditure incurred or paid in and about the maintenance survey and repair of the Ship and the supervision thereof (whether incurred or paid by the Manager directly or by way of payment to or for account of any relevant agent or sub-contractor);

(b)                                 disbursements and expenses of whatsoever kind incurred or paid in connection with the trading operation, victualling, equipment, bunkering and insurance of the Ship (whether incurred or paid by the Manager directly or by way of payment to or for account of any relevant agent or sub-contractor);

(c)                                  agency fees;

(d)                                 travelling, accommodation and other expenses or allowances incurred or paid in respect of or paid to any officers or servants of the Manager or agents, sub-contractors or consultants employed in accordance with clause 5 in connection with performance of the services hereby contracted for;

(e)                                  all communication expenses;

(f)                                   any commissions payable to brokers or other third parties in connection with obtaining employment for the Ship;

(g)                                 the safe-keeping or custody of any money or other property of the Owner by the Manager.

11.4                        The Manager (without prejudice however to its rights under clause 11.2) may in any month during the currency of this Agreement request the Owner to pay to the Manager an amount not exceeding such amount as in the opinion of the Manager will be equal to the aggregate of all disbursements and expenses to be incurred or likely to be incurred by the Manager or any relevant agent or sub-contractor directly or on behalf of the Owner in the next following month in connection with the provision of the services hereby contracted for and any amount so requested shall be payable by the Owner to the Manager not later than the fifth day of such next following month.

11.5

(a)                                  The Manager may request the Owner to establish a float fund for the purpose of meeting expenditure requests of the Manager pursuant to this Agreement, in which case, the Owner shall forthwith upon request of the Manager pay to the Manager such amount as the Manager may reasonably specify in such request for the purpose of establishing a float fund from which the Manager shall draw as may be required in order to obtain reimbursement in respect of all disbursements and expenses which are incurred by it as aforesaid.

(b)                                 The Manager shall be entitled as often as may from time to time be required to restore the said float up to (but not exceeding) the figure at which it was originally established by transfer of any monies then received and held by the Manager for the Owner’s account and in event that the monies so received and available for transfer are insufficient for the foregoing purpose the Owner shall forthwith on demand pay to the Manager such further sum as may be required.

11.6                        The Manager will account to the Owner for all discounts, rebates and commissions received from third parties in connection with the provision of the services hereby contracted for.

12                                  INDEMNITY AND LIMITATION OF LIABILITY

12.1                        The Owner hereby ratifies and confirms and undertakes at all times to ratify and confirm whatever may be done or caused or purported to be done by the Manager in the course of performing the services hereby contracted for and the Owner hereby undertakes to keep the Manager indemnified and to hold them harmless against all actions, proceedings, claims, demands or liabilities whatsoever which may be brought against or incurred by the Manager in relation to any and everything done or caused to be done as aforesaid UNLESS the same is proved to have resulted solely from the negligence, gross negligence or wilful default of the Manager or their employees, or agents or sub-contractors employed by them in connection with the Ship, in which case (save where the loss, damage, delay or expense has resulted from the Manager’s personal act or omission committed with the intent to cause the same or recklessly and with knowledge or that such loss, damage, delay or expense would probably result) the Manager’s liability for each incident or series of incidents giving rise to a claim or claims shall never exceed a total of ten times the annual management fee payable under this Agreement as revised from time to time.

12.2                        Notwithstanding anything that may appear to the contrary in this Agreement, the Manager shall not be liable for any of the actions of the crew, even if such actions are negligent, grossly negligent or wilful, except only to the extent that they are shown to have resulted from a failure by the Manager to discharge their obligations under this Clause in which case their liability shall be limited in accordance with the terms of Clause 12.1.

13                                  PROPER LAW; THIRD PARTIES

13.1                        This Agreement shall be governed by and construed in accordance with English law.

13.2                        No third party shall have any rights under this Agreement pursuant to Contracts (Third Parties Rights) Act 1999.

14                                  ARBITRATION

14.1                        If any dispute or differences shall arise between the parties hereto concerning any matter or thing herein contained or the operation or construction thereof or any matter or thing in any way connected with this Agreement or the rights duties or liabilities of either party under or in connection with this Agreement then and in every such case the dispute or difference shall be referred to a single arbitrator to be appointed by the parties hereto, but in case the parties hereto shall fail to concur in the appointment of a single arbitrator then the reference shall be to two arbitrators one to be appointed by each party hereto and this clause shall be deemed to be a submission to arbitration within the meaning of the Arbitration Act 1996 and any statutory modification or re-enactment thereof for the time being in force and any reference hereunder shall be subject to the provisions relating to arbitration contained in the said Acts with arbitration in London.

15                                  NOTICES

15.1                        Any notice which either party may require to give to the other party shall be validly given if sent to it

(a)                                  in the case of the Owner:

[                                 ]

[                                 ]

[                                 ]

[                                 ]

[                                 ]

Fax No:                    [                                 ]

Attn:           [                                 ]

(b)               in the case of the Manager:

Golar Management (UK) Limited

30 Marsh Wall, London E14 9TP

Fax No:                    [                                 ]

Attn:           [                                 ]

or at such other address as may from time to time be notified by one party to the other.

15.2                        Notices required to be given in writing may be given by facsimile and shall be confirmed by prepaid airmail letter posted as soon as practicable thereafter.

15.3                        Notices shall be deemed to have been received in the case of a facsimile at the time of despatch thereof (provided that if the date of despatch is not a working day in the country of the party to whom such notice or demand is sent it shall be deemed to have been received on the next following working day in the country of the addressee) and in the case of a letter sent by prepaid airmail post on the expiry of 30 days after the same is put into the post.

IN WITNESS whereof the parties hereto have caused this Agreement to be signed on their behalf by their respective duly authorised representatives the day and year first before written

For and on behalf of	For and on behalf of
[ ]	GOLAR MANAGEMENT (UK) LIMITED

Director [ ]	Director [ ]

SCHEDULE 1

The Ship

Name of Vessel:	[ ]

Registered/Legal Owner:	[ ]

Flag:	[ ]

Date Built:	[ ]

Classification:	[ ]

SCHEDULE 2

Reserved Matters

A.                                   The approval of the placing of Hull & Machinery and War Risks insurance in connection with the Ship or the entry of the Ship in a P&I Club.

B.                                     The settlement of any insurance, average, salvage or other claim in connection with the Ship in excess of $[             ].

C.                                     The approval of the terms negotiated and conclusion of any charter party or other contract for the employment of the Ship other than single voyage charter parties or time charters of less than [      ] months in accordance with the Owner’s chartering policy.

D.                                    The approval of the terms negotiated and conclusion of any contract for the purchase of any ship or the approval of the terms negotiated and conclusion of any contract for the design, construction, equipping or commissioning of any newbuilding.

E.                                      The approval of the terms negotiated and conclusion of any loan or other financing required or requested by the Owner in connection with the Ship.

F.                                      The approval of the terms negotiated and conclusion of any contract for the technical management or crewing of the Ship.

G.                                     Any expenses and major repair work which is not included in the Manager’s budget incurred on behalf of the Owner in excess of $[             ] or its equivalent in any another currency.